WEAVER & MARTIN

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have issued our reports dated March 23, 2007 accompanying the financial statements of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) on Form SB-2 for the years ended December 31, 2006.  We hereby consent to the incorporation by reference of said report on the Registration Statement of Ecotality, Inc. (formerly Alchemy Enterprises, Ltd.) on Form SB-2 to be filed with the US Securities and Exchange Commission.

We also consent to the reference to Weaver & Martin, LLC under the caption “Experts” in said registration statement.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

April 14, 2007

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252